UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2006
TRANSMETA CORPORATION

(Exact name of Registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

000-31803	77-0402448

(Commission File Number)	(IRS Employer Identification No.)

3990 Freedom Circle, Santa Clara, CA	95054

(Address of principal executive offices)	(Zip Code)
(408) 919-3000

(Registrant’s telephone number, including area code)
NOT APPLICABLE

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     Transmeta Corporation (“Transmeta” or the “Company”) entered into a Mutual Termination Agreement, effective February 6, 2006, with Culture.com Technology Limited and Culturecom Holdings Limited. Under the terms of the Mutual Termination Agreement, the parties mutually agreed to terminate two related asset purchase and license agreements. Under those agreements, which the parties announced in May 2005, Transmeta would have sold its Crusoe product line to Culture.com Technology Limited and would have licensed Transmeta’s 130-nanometer Efficeon technology to Culture.com Technology Limited to make and sell Efficeon-based products in China. The companies mutually and amicably elected to terminate those agreements based upon their mutual concern that they could not satisfy all of the approval conditions necessary to close the agreements in a timely fashion. After several meetings with U.S. government officials, the companies mutually concluded that the necessary technology export control approvals could not be obtained for these two agreements within the timeframe necessary to satisfy Culturecom’s commercial requirements.
     Transmeta and Culture.com Technology Limited have had a historical business relationship dating from 2003, when an affiliate of Culture.com Technology Limited, Chinese 2 Linux (Holdings) Limited, licensed Transmeta’s Midori Linux software for the development of embedded applications.
     A copy of the Mutual Termination Agreement is attached to this report as Exhibit 10.1 and is incorporated into this Item 1.02 by reference. The foregoing description of the Mutual Termination Agreement is qualified in its entirety by reference to the full text of the Mutual Termination Agreement.
Item 9.01 Financial Statements and Exhibits.
(d)   Exhibits.

Exhibit
Number	Exhibit Title or Description
10.1	Mutual Termination Agreement, made and entered as of February 6, 2006, between Culture.com Technology Limited, a Hong Kong corporation, Culturecom Holdings Limited, a Bermuda company and Transmeta Corporation.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMETA CORPORATION
Date: February 8, 2006	By:	/s/ John O’Hara Horsley
John O’Hara Horsley,
Executive Vice President, General Counsel & Secretary

Exhibit Index

Exhibit
Number	Exhibit Title or Description
10.1	Mutual Termination Agreement, made and entered as of February 6, 2006, between Culture.com Technology Limited, a Hong Kong corporation, Culturecom Holdings Limited, a Bermuda company and Transmeta Corporation.